Exhibit 99.1
DENBURY RESOURCES INC.
P R E S S    R E L E A S E
Denbury Agrees to Purchase Texas Field for Potential Tertiary Flood
Update on CO2 Sources
News Release
Released at 7:30 a.m. CDT
     DALLAS — August 21, 2008 — Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) announced today that it has entered into an agreement with a privately-owned company to purchase a 91.4% interest in Conroe Field, a significant potential tertiary flood north of Houston, Texas, for $600 million, plus additional potential consideration if oil prices exceed $121 per barrel during the next three years as further discussed below. Closing is expected in early October 2008 and is subject to normal title, environmental and other due diligence. The Company plans to temporarily fund the acquisition with bank debt by seeking an increase in its bank credit line, but intends to ultimately seek more permanent financing which may include other debt financing or the sale of its Barnett Shale properties in North Texas.
Highlights of Purchase Agreement
•	The Company will purchase the seller’s interest in the Conroe Field Unit and other interest in the Conroe Field, excluding a retained working interest of approximately 2.8%. Denbury will obtain a total working interest of approximately 91.4% in the unit (approximate net revenue interest of 77.6%).

•	The Company has internally-estimated, on a preliminary basis, that the Conroe Unit has an estimated net reserve potential from CO2 tertiary recovery of approximately 130 million barrels of oil equivalent (“MMBbls”) depending on the ultimate recovery factor. The Company has also preliminarily estimated that the acquired interests have 18.2 MMBOE of proved conventional reserves as of September 1, 2008 with an estimated PV10 value of approximately $530 million based on an oil price of $113 per barrel.

•	The Company will need to build a pipeline to transport CO2 to this field, preliminarily estimated to cover approximately 80 miles, as an extension of the Green pipeline. The Company has not yet developed a complete estimate of the costs for the pipeline, nor a specific route, but is initiating studies relating to the construction of this line, with a goal of having it installed and operational as early as 2012.

•	Based on the Company’s preliminary estimates, the Company will spend an additional $750 million to $1.0 billion to develop the Conroe Unit as a tertiary flood, excluding the cost of the CO2 pipeline.

•	The purchase consideration consists of $600 million cash plus additional potential consideration if the one year (or 16 months as specified) NYMEX average futures price strip exceeds $121 per barrel. The seller will have two points in time to potentially receive additional consideration; one potential adjustment to occur at closing and the other potential adjustment to occur at the election of the seller anytime during the three years following closing. The seller will receive an additional $7.2 million per dollar increase in the oil futures price above $121 per barrel with a maximum total incremental consideration of $125 million.

•	The Conroe assets are currently producing around 2,500 BOE/d net to the Company’s acquired interest.
Update on CO2 Sources
     The Company is continuing to pursue additional sources of CO2, particularly anthropogenic (man-made) sources in the Gulf Coast and in other areas that could be connected to our CO2 pipeline infrastructure. In this regard, to date the Company has signed three CO2 offtake agreements to purchase CO2 from proposed gasification projects, which if constructed could deliver as much as 800 MMcf/d of CO2. In addition to these three CO2 offtake contracts, the Company has signed an additional seven Letters of Intent (“LOI”) for additional proposed gasification projects. The potential volume of CO2 from these seven projects would bring the Company’s total potential anthropogenic CO2, volumes, including potential volumes under the three existing contracts, to approximately 2.5 Bcf/d. The Company has typically entered into LOIs for proposed projects during the development stage and then has negotiated CO2 offtake agreements before a project enters into the financing phase. The Company is currently negotiating offtake agreements for five of the seven projects under LOIs, and thus would expect to enter into additional CO2 offtake agreements in the near future. The five projects currently under negotiation have a combined 1.2 Bcf/d of additional potential CO2 volumes, which would more than double the Company’s currently contracted volumes of anthropogenic CO2. While it is likely that less than all of the proposed projects will actually be constructed, the Company continues to believe that a sufficient number of the projects will be built (or additional projects will be developed) to provide CO2 volumes matching or exceeding its estimated deliverability from Jackson Dome.
     In addition to the Company’s efforts focused on potential gasification projects, the Company has begun discussions pertaining to several existing facilities that are presently emitting CO2. The majority of these projects have substantially lesser volumes (20 to 40 MMcf/d) than the proposed gasification projects, but these existing facilities are all located in close proximity to the Company’s Green Pipeline. Thus, addition of these sources could be accomplished without construction of significant pipeline laterals. CO2 from these existing sources could be captured and transported through the Green Pipeline in approximately one-half the time that it will take to construct the proposed gasification projects.
     Finally, the Company is in the final stages of completing its 136 square mile 3D survey in the Jackson Dome area to potentially identify the location of additional volumes of natural CO2. At this time, the Company does not have any additional information other than the geological leads that led the Company to conduct the seismic survey. All but one of eleven structures in the Jackson Dome area that have been tested contain significant volumes of CO2, and thus the Company believes it is reasonable to expect to develop additional CO2 reserves from structures identified or delineated by this seismic survey.

CEO Comments
     Gareth Roberts, CEO of Denbury, commented on the Conroe Unit acquisition, saying: “This agreement provides for a significant strategic addition for Denbury, the largest potential tertiary flood we have acquired to date. This will significantly expand our area of operations and growth opportunities in the Texas Gulf Coast region and allow us to more completely utilize the Green Pipeline that is in progress. While the exact timing of the Conroe Unit flood is difficult to forecast at this point, it is our goal to begin flooding this field within the next five years. We are continuing to pursue additional sources of CO2, particularly anthropogenic sources in the Gulf Coast area, which if all are developed, would potentially provide us with over 2.5 Bcf/d of CO2. While we know that it is highly unlikely that all the proposed plants will be built, we believe that it is reasonable to assume that those that are built will allow us to match or exceed our anticipated volumes from our natural CO2 source at Jackson Dome. As we desire to keep our balance sheet strong, we plan to investigate the possible sale of our Barnett Shale properties to pay for the Conroe Unit acquisition, potentially in a tax-free like-kind exchange. However, if we are not able to obtain a reasonable price for our Barnett properties, we would still have sufficient credit to finance this acquisition with bank or other debt. This purchase is very significant for us and the effective exchange of the Barnett properties for a large tertiary flood candidate is exactly the transaction we have been looking for. This will make us even more focused on our tertiary operations, which continue to provide Denbury with growth opportunities for years into the future.”
     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and natural gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Barnett Shale play near Fort Worth, Texas, onshore Louisiana and Alabama, and properties in Southeast Texas. The Company’s goal is to increase the value of acquired properties through tertiary recovery operations, combined with a combination of exploitation, drilling and proven engineering extraction practices.
     This press release, other than historical financial information, contains forward looking statements that involve risks and uncertainties including expected reserve quantities relating to the proposed acquisition and values relating to the Company’s proved reserves, the Company’s potential reserves from its tertiary operations, forecasted production levels relating to the Company’s tertiary operations and overall production, potential volumes and sources of anthropogenic CO2, estimated capital expenditures, and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.
     Cautionary Note to U.S. Investors — The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as probable and potential reserves, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC.
For further information contact:
Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Chief Financial Officer, 972-673-2000
www.denbury.com